News Releases Keeping the Lights on and the Beer Cold Tecogen Cogeneration Systems Help Achieve Grid Independence While Supporting a Renewable Energy Future PR Newswire WALTHAM WALTHAM, Mass., Nov. 10, 2011 /PRNewswire/ -- Tecogen Inc., a pioneering force in distributed power generation announced today that at Red Hook pier in Brooklyn, Phoenix Beverages, one of New York City's largest beer distributors, enjoyed an energy-efficient and grid-independent operation throughout the power outages that plagued much of the Northeast, US last week. The company achieved this independence and smooth operation thanks to its on-site power (600kW) combined heat and power (CHP) plant, designed by Rochester, NY-based Energy Concepts Engineering and featuring six Tecogen InVerde CHP systems. "While it is clear that given its lower emissions and greater energy efficiencies, natural gas cogeneration may represent the most practical bridge to an energy efficient future," said Robert Panora, president and COO of Tecogen Inc. "It is also true that a cogeneration strategy may represent a compelling alternative to power grid dependence." "With six Tecogen InVerde units available, our system is designed to sustain our remote microgrid with maximum reliability and efficiency," said Patrick Simeone, director of facilities management. "With the 90+ percent efficient power plant driving our grid independent CHP strategy, we expect to save more than half a million dollars and reduce carbon emissions by more than 3,100 tons annually." Prior to its use as a beverage-distribution facility, the building was used as a cocoa warehouse. While there were some electric lines running to the pier, they were not capable of handling anything approaching the power load required by Phoenix Beverage's cutting edge, fully temperature controlled warehouse. Phoenix Beverages, one of New York's largest beer distributors, is the exclusive distributor of Heineken, Amstel, Guinness, Brooklyn Brewery, Anchor Steam and other beverages. Its fleet of some 250 trucks make more than 2500 daily deliveries. Lighting, cooling and mobility functions essential to the facility's operation represent highly demanding power requirements. Within the massive building, individual temperature-controlled rooms store the beverages at optimal temperatures thanks to the electric refrigeration equipment. A large forklift recharging station keeps the many battery-powered forklifts operating. Finally, the warehouse must be heated in the winter and cooled in the summer. The CHP system is meeting all these challenges. About Tecogen Tecogen manufactures highly efficient, ultra-clean Combined Heat and Power (CHP) products including natural gas engine-driven cogeneration and air conditioning systems for industrial and commercial use. Tecogen has an installed base of more than 2,000 units supported by an established network of engineering, sales and service personnel across the United States. For more information, please visit www.tecogen.com. Press Contacts: Melinda Furse, Tecogen Inc. P: 781-466-6444 E: melinda.furse@tecogen.com

Pat Arcand, Arcand & Madison PR P: 617-251-7778 E: pat@am-pr.com SOURCE Tecogen Inc.